Exhibit 23.1

THOMAS J. HARRIS

CERTIFIED PUBLIC ACCOUNTANT

3901 STONE WAY N., SUITE 202

SEATTLE, WA  98103

206.547.6050

REGISTERED AUDITOR'S CONSENT

   I, Thomas J. Harris, CPA, of 3901 Stone Way North, Suite # 202, Seattle, WA. 98103, do hereby consent to the use of my reports dated October 13, 2011 on the financial statements of Licont Corp. as of September 30, 2011 be included in and made part of any filing to be filed with the U. S. Securities and Exchange Commission.  I also consent to your use of my name as an expert in the appropriate sections of those filings.

Dated this 25th day of November, 2011.

Thomas J. Harris

Certified Public Accountant